Exhibit 99.2

Q3 2018 Investor Presentation Script

Opening Remarks

Good afternoon, everyone, and good morning to those joining from the West Coast. We trust you have had a relaxing and enjoyable weekend with your respective families and we wish you a happy holiday season. We are pleased to welcome you to today’s webinar for Hospitality Investors Trust. Today we’ll review our financial results and activity for the third quarter of 2018 and through the year-to-date period ended September 30, 2018, pursuant to our Form 10-Q which we publicly filed on November 8th.

I will now turn to the presentation. We will be working from the Q3 2018 Investor Presentation and script which the Company filed this morning with the Securities and Exchange Commission. They are both now available on our website at www.hitreit.com. A replay of today’s call will also be made available on our website later this afternoon.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 11 and 12 of this presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA, which is a non-GAAP financial measure. These metrics are commonly-used performance measures by other public hotel REITs.

Slide 3: Summary of Financial Results: Q3 and YTD September 2018

I will now continue the presentation on slide 3. Please note that pro forma results present all 144 hotels as if we had owned each hotel in our portfolio as of September 30, 2018, for the full periods presented.

Total Portfolio

Our portfolio of 144 hotels achieved total revenues of $160.3 million and $465.1 million in Q3 2018 and year-to-date September 2018, respectively. Hotel EBITDA was $49.5 million and $139.5 million over these same respective periods. Certain factors that affected portfolio performance included:

•	More rooms out of service year-to-date 2018 versus year-to-date 2017 due to ongoing capital expenditures associated with our Property Improvement Plans or (“PIPs”) and;
•	The positive impact of hurricanes in our Texas and Florida markets in 2017 that was not repeated in 2018 and;

In addition, lower occupancy was driven by a slower return to normal occupancy for hotels with recently completed renovations, lower demand, and increased supply—especially in markets with not yet completed PIPs.

Hotels Not Under Renovation with Completed Renovations

Our 40 hotels with completed renovations saw an aggregate RevPAR decrease of 1.4% and an increase of 3.2% in Q3 2018 and year-to-date September 2018, respectively. The third quarter RevPAR decline was driven by lower occupancy partially offset by higher ADR.

Pro Forma Hotels Not Under Renovation

Our 101 hotels that were not under renovation saw aggregate RevPAR decreases of 2.7% and 0.3% in Q3 2018 and year-to-date September 2018, respectively. The third quarter and year-to-date RevPAR decrease was also driven by lower occupancy partially offset by higher ADR which was anticipated.

Peer Commentary

Overall, we believe the third quarter was somewhat challenging for the industry, including our publicly-traded select-service lodging REIT peers, which are currently trading at a range of approximately 18% to 33% below their 52-week highs. As a reminder, we consider our closest peers to be comprised of four companies: Apple Hospitality REIT, Summit Hotel Properties, Chatham Lodging Trust and RLJ Lodging Trust.

Peer third quarter results fared similarly to our portfolio, as three of four saw Q3 RevPAR decreases with overall results generally ranging from approximately -2% to 0%.

In addition, rising labor costs continued to be theme which impacted our portfolio as well as our peers and the broader lodging industry.

Generally, our peers are tempering expectations for the fourth quarter and have reduced RevPAR guidance to an average of flat to slightly negative. However, early sentiment from our peers and equity research analysts points to more optimism for 2019 as fundamentals are expected to improve towards the 0% to 2% area.

Ed Hoganson, our CFO and Treasurer, will review our financial results in further detail on slide 6.

Hotel Capital Investment

We have now invested $296 million of combined PIP and capital expenditures at our hotels from acquisition through September 30, 2018.

Wave 5 of our PIP program, representing 32 hotels, was completed during Q3 2018, and Wave 6, representing 5 hotels, will be completed in Q4 2018.

Wave 7, representing 16 hotels, commenced this quarter and is expected to be substantially completed during the first half of 2019.

Completion of Wave 6 and 7 will mark PIP renovations at 99 of the 141 hotels which are part of our PIP program.

Slide 4: 2019 Strategic Outlook and Key Stakeholder/Investor Considerations

Please turn to slide 4.

2019 Outlook

Hotel Capital Investment

We expect to complete our PIP and capital expenditure program over the next two to three years

Debt Capital Structure Enhancements

Depending on market conditions, we continue to explore strategic refinancing and cost saving opportunities.

Our preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs have a current balance of $219 million as of September 30, 2018. The redemption is expected in full by February 27, 2019 utilizing the existing commitment from Brookfield to purchase additional preferred equity.

Acquisitions & Dispositions

We continue to assess non-core dispositions and premium acquisition reinvestment opportunities, subject to market conditions.

Key Stakeholder/Investor Considerations

Distribution Policy

We continue to reinvest in our assets in accordance with our brand-mandated PIPs. This is consistent with our primary objective of maximizing hotel performance and value enhancement, with the ultimate goal of optimally positioning the company for a future liquidity event. The company does not expect to reinstate distributions until after our capital expenditures have been completed and payment of distributions remains subject to Board approval.

Liquidity Event Timetable

We continue to work towards positioning the Company for a liquidity event, such as a public listing, merger or sale, within three to five years, depending on the state of capital markets and macroeconomic conditions for lodging assets, and to regularly monitor the possibility of earlier liquidity opportunities should favorable market conditions for such an event present themselves. However, there can be no assurance that a liquidity event will be achieved within this timeframe, or at all.

I will now turn the presentation over to Ed Hoganson, our CFO.

Slide 5: Investment Strategy

Thank you, Jon.

Please turn to slide 5.

We continue to own institutional-quality, premium-branded select-service hotels generally located on the perimeter of primary markets and in secondary markets across the U.S., that are branded by the finest names in the hospitality industry; Hilton Hotels, Marriott International and Hyatt. The hotels are operated by award-winning and experienced national and regional property management companies.

Our portfolio is located near powerful demand generators including state capitals, major universities and hospitals, as well as corporate, leisure and retail attractions.

These hotels are well-maintained, with brand-mandated reinvestment expected to further drive hotel operating performance.

We are in the “rooms-only” business—we believe the select-service model produces higher margins with less volatility or risk. The hotels enjoy superior performance due to a focus on the most profitable hotel revenue department; the hotel room.

We believe our investment thesis and ability to execute our strategy is affirmed by the caliber of our capital partners.

Slide 6: Financial Summary as of September 30, 2018

Please turn to slide 6.

Hospitality Investors Trust ended the third quarter of 2018 with 144 hotels, totaling 17,320 rooms in 33 states and 78 metropolitan statistical areas, representing:

•	$2.39 billion in total assets
•	Total mortgage debt to assets ratio of 63.0%

On a pro forma basis, all 144 hotels in our portfolio achieved the following performance figures in the third quarter and first three quarters of 2018, respectively:

•	Occupancy of 77.4% and 75.2%
•	Average daily room rate of $125.76 and $125.55
•	RevPAR of $97.35 and $94.45

Our 40 hotels not under renovation with completed renovations achieved the following pro forma results for these same respective periods:

•	Occupancy of 79.4% and 80.0%
•	Average daily room rate of $129.56 and $130.51
•	RevPAR of $102.92 and $104.44

Our 101 hotels not under renovation achieved the following pro forma results for these same respective periods:

•	Occupancy of 78.2% and 77.2%
•	Average daily room rate of $128.58 and $126.96
•	RevPAR of $100.59 and $97.99

Slide 7: Current Hotel Portfolio Snapshot

Please turn to slide 7.

Our hotels are branded by the highest quality and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 97% of our portfolio’s total keys.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. These five flags account for approximately 77% of our portfolio’s total keys. In addition, we believe our portfolio benefits from substantial geographical diversification with concentrations in high growth markets that overall have limited supply concerns. No market represents more than approximately 4.5% of our total key count with top markets including Miami / East Coast of South Florida, Orlando, Chicago, Atlanta and Baton Rouge. Moreover, our top states from a concentration standpoint include Florida, Tennessee, Texas, Georgia and Kentucky.

I will now turn the presentation back over to Jon.

Slide 8: New Company Share Repurchase Program

Thank you, Ed.

Please turn to slide 8.

The Company has recently implemented a new quarterly share repurchase program, or SRP, encompassing repurchases quarterly on the last business day of the quarter for up to 1,000,000 shares of common stock, commencing on December 31, 2018.

The repurchase price is initially $9.00 per share, which is 35.1% lower than the Company’s most recent estimated net asset value per share of $13.87 as of December 31, 2017.

Please note that while our Board of Directors has approved the share repurchase program and the initial repurchase price of $9.00 per share, it strongly recommends that stockholders do not request that the Company repurchase their shares of common stock pursuant to the share repurchase program. The Board believes the initial price of $9.00 is well below the current and potential long-term value of a share of common stock, however, for shareholders in need of immediate liquidity, this option is now available.

The Company urges stockholders to read carefully the SRP which is available on our website at www.hitreit.com, and the information included in the Company’s Form 8-K dated September 24, 2018, and its other filings with the Securities and Exchange Commission.

Slide 9: Conclusion

Please turn to slide 9.

In conclusion:

We continue to see improved operating results and performance for Waves one through three of our PIP program year-to-date, generating what we believe to be a strong return on capital.

Completion of Wave 7 PIPs commencing this quarter will mark 99 of 141 hotels which are part of our PIP program; the program is expected to improve the competitive position of our hotels, drive performance and ultimately maximize stockholder value.

We continue to monitor the debt capital market conditions in order to strengthen our capital structure and achieve lower interest costs.

Our capital recycling initiatives, which include select strategic opportunities to acquire premium hotels in-line with our investment strategy and sell certain lower quality assets in our portfolio, are expected to further facilitate portfolio enhancement and offer attractive stockholder returns.

The Company’s Board of Directors and Management continue to be deeply committed to the Company’s stakeholders and maximizing long-term stakeholder value.

With that, we will now address your questions, so please give us a moment to consolidate them, as many are similar, and we will try to answer the most pertinent and common. As always, thank you for your trust, time and consideration.